Exhibit 99.1
News
For Immediate Release	Contact:
September 16, 2015	Rick Honey
(212) 878-1831

Minerals Technologies Board of Directors Authorizes $150 Million, Two-Year Share Repurchase Program
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NEW YORK, September 16, 2015-Minerals Technologies Inc. (NYSE: MTX) announced today that its Board of Directors has authorized a new, two-year $150 million share repurchase program. This authorization will become effective when the current two-year $150 million program expires in October of this year.

"Our Board of Directors has indicated its confidence in the company's strategic direction, high performance and cash-generating ability by authorizing this $150 million share repurchase program," said Joseph C. Muscari, chairman and chief executive officer. "We will continue to focus primarily on debt reduction, but will repurchase shares, as we deem appropriate, using a balanced, value-based approach to the use of our cash."

New York-based Minerals Technologies Inc. is a resource- and technology-based growth company that develops, produces and markets worldwide a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, environmental, energy, polymer and consumer products industries. The company reported sales of $1.725 billion in 2014.